Exhibit 99.1

Technical Communications Corporation Reports Results for the First Fiscal
                    Quarter Ended December 30, 2006


    CONCORD, Mass.--(BUSINESS WIRE)--Feb. 6, 2007--Technical Communications Corporation (OTCBB: TCCO.OB) today announced its results for the fiscal quarter ended December 30, 2006. For the first quarter of the Company's 2007 fiscal year, the Company reported a net loss of $(117,000), or $(0.09) per share, on revenue of $762,000, as compared to a net loss of $(104,000), or $(0.08) per share, on revenue of $914,000 for the same period in fiscal 2006. During the first fiscal quarter of 2007 the Company adopted the provisions of FASB Statement No. 123R, which requires the recognition of stock-based compensation in net income for the period. As a result, included in net income for the quarter ended December 30, 2006 is $(26,000), or $(0.02) per share, of stock-based compensation expense. The company has elected to adopt the provisions of FASB Statement No. 123R on a prospective basis; therefore, no corresponding expense has been reflected in the year ago period.

    Commenting on corporate performance, Mr. Carl H. Guild, Jr., President and Chief Executive Officer of TCC said, "As we forecasted in our previous earnings release, revenues for the first quarter of fiscal 2007 were below our expectations and reflected further delays in certain expected foreign procurements. However, we ended the quarter confident that certain military bulk data network and HF/VHF radio product opportunities remain viable and the Company expects them to contribute to an improved sales outlook. I am pleased to report that in the month of January, over $1.1 million of orders were received, coming mainly from anticipated projects in the HF/VHF radio encryption business area. Such orders include new business totaling over $250,000 for radio encryptors to be deployed in Afghanistan. These are follow-on orders similar to deliveries we initiated in late fiscal 2006 and continued in the first quarter of fiscal 2007. We anticipate that the Afghan government will continue to expand its radio communications network as it unifies the region. TCC's companion products for secure telephone and bulk network communications are also applicable to the Afghan market."

    Mr. Guild continued, "Of long-term interest is the completion, in January 2007, of TCC's most recent Technology Licensing Agreement
(TLA) with a major military radio manufacturer. This agreement provides a license for the hardware and software technology required to embed TCC encryption in the customer's lines of military radios, thereby allowing the radios to interoperate with certain already deployed radios. The TLA includes a mix of hardware procurements, a license fee and royalties based on future sales of radios that include TCC encryption. The value of the hardware and license fee is $450,000 with royalties to be determined at the time of the future radio sales. The TLA contains a minimum royalty payment based upon the sale of the first 1,000 radio units of $75,000; future revenue to TCC beyond the 1,000 units is not guaranteed. The development and licensing of high performance encryption technology is an exciting element of our strategic plan, which is intended to provide an entree to larger markets through original equipment manufacturers."

    About Technical Communications Corporation

    TCC designs, manufactures, and supports superior grade secure communications systems that protect highly sensitive information transmitted over a wide range of data, voice and fax networks. TCC's security solutions protect information privacy on every continent in over 110 countries. Government agencies, militaries, financial institutions, telecommunications carriers and multinational corporations worldwide rely on TCC to protect their communications networks.

    Statements made in this press release, including any discussion of our anticipated operating results, financial condition and earnings, including statements about the Company's ability to achieve and sustain growth and profitability, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, identified by the use of such terms as "anticipates," "believes," "expects," "may," "plans" and "estimates," among others, involve known and unknown risks. The Company's results may differ significantly from the results expressed or implied by such forward-looking statements. The Company's results may be affected by many factors, including but not limited to future changes in export laws or regulations, changes in technology, the effect of foreign political unrest, the ability to hire, retain and motivate technical, management and sales personnel, the risks associated with the technical feasibility and market acceptance of new products, changes in telecommunications protocols, the effects of changing costs, exchange rates and interest rates, and the Company's ability to secure adequate capital resources. These and other risks are detailed from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-KSB for the fiscal year ended September 30, 2006.


                 Technical Communications Corporation
               Condensed consolidated income statements

                                                    Quarter ended

                                                 12/30/06    12/24/05
                                               ----------- -----------
   Net sales                                   $  762,000  $  914,000
   Gross profit                                   533,000     542,000
   S, G & A expense                               452,000     440,000
   Product development costs                      219,000     213,000
   Operating loss                                (138,000)   (111,000)
   Net loss                                    $ (117,000) $ (104,000)
   Net loss per share:
             Basic                             $   ( 0.09) $   ( 0.08)
             Diluted                           $   ( 0.09) $   ( 0.08)



                Condensed consolidated balance sheets

                                                 12/30/06     9/30/06
                                               ----------- -----------
   Cash                                        $1,624,000  $1,871,000
   Accounts receivable, net                       272,000     206,000
   Inventory                                    1,610,000   1,505,000
   Other current assets                            86,000      92,000
                                               ----------- -----------
        Total current assets                    3,592,000   3,674,000
   Property and equipment, net                    101,000      83,000
                                               ----------- -----------
      Total assets                             $3,693,000  $3,757,000
                                               =========== ===========

   Accounts payable                            $  157,000  $  114,000
   Accrued expenses and other current
    liabilities                                   394,000     413,000
                                               ----------- -----------
        Total current liabilities                 551,000     527,000
        Total stockholders' equity              3,142,000   3,230,000
                                               ----------- -----------
   Total liabilities and stockholders' equity  $3,693,000  $3,757,000
                                               =========== ===========

    CONTACT: Michael P. Malone, 978-287-5100
             Chief Financial Officer
             www.tccsecure.com